EXHIBIT 10.2

FNBH BANCORP, INC.

SECOND AMENDED AND RESTATED COMPENSATION
PLAN FOR NONEMPLOYEE DIRECTORS
(as Amended and Restated as of January 1, 2009)

1.     Purpose. The FNBH Bancorp, Inc. Compensation Plan for Nonemployee Directors ("Plan") has been adopted for the nonemployee directors of FNBH Bancorp, Inc. and its subsidiaries (collectively referred to as "FNBH"), to set forth the manner by which its nonemployee directors are compensated for their services to FNBH. Nonemployee directors shall be paid a Fixed Fee and, subject to certain conditions, a Variable Fee for those services. The total of the Fixed Fees and the Variable Fees are referred to as the "Plan Fees."

(a)     Fixed Fee. The Fixed Fee shall mean the sum of the director retainer and meeting fees paid for attendance at meetings of the Board of FNBH and committees of the Board, as such retainer and meeting fees may be established by the Board of Directors, from time to time.

(b)     Variable Fee. The Variable Fee shall equal (i) the total Fixed Fees paid to that director for services for the immediately preceding calendar year, multiplied by (ii) that percentage of base compensation payable to the officers of FNBH for the immediately preceding calendar year under the FNBH Profit Sharing Plan (the "Annual Bonus Percentage").

2.     Eligibility. Each director of FNBH who is not an officer or employee of FNBH or of any subsidiary of FNBH Bancorp, Inc. shall participate in the Plan ("Eligible Director").

3.     Administration. The Plan shall be administered by the Compensation Committee (the "Plan Administrator"), who shall have the authority to interpret the Plan and to adopt procedures for implementing the Plan.

4.     Payment of Fixed and Variable Fees.

(a)     Payment of Fixed Fee. The Fixed Fees shall be paid (i) in cash, or (ii) to a Current Stock Purchase Account.

(b)     Payment of Variable Fee. The Variable Fees, if any, shall be paid solely to a Current Stock Purchase Account.

Exhibit 10.2 - Page 1

5.     FNBH Common Stock. The shares of stock subject to purchase or the equivalent to be credited to an Eligible Director's account under the Plan shall be the shares of FNBH's common stock (the "FNBH Common Stock"). Shares issued and delivered to Eligible Directors under the Plan may be either newly issued shares or shares purchased by FNBH and reissued. Subject to adjustment as described below, the maximum number of shares of Common Stock that may be purchased or credited under the Plan is 50,000. If FNBH shall at any time increase or decrease the number of its outstanding shares of FNBH Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in FNBH Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the FNBH Common Stock, or in case of the merger or consolidation of FNBH with or into another organization, then, in any such event, the numbers, rights and privileges of the shares issuable or credited under the Plan shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

6.     Payment Election. An Eligible Director shall file with the Plan Administrator a Payment Election not later than December 31 of the year preceding the calendar year with respect to which the payment of Plan Fees for the following calendar year. Once filed, the Payment Election shall continue to be effective (i) until the director ceases to be an Eligible Director, or (ii) until he or she files a subsequent Payment Election revising any of the terms of the last election filed, provided that no new Payment Election may change the timing of distributions of any amounts previously deferred under the Plan. Termination of participation shall be effective immediately at the time a director ceases to be an Eligible Director. Changes in Payment Elections, with respect to the form of payment of Plan fees, shall be effective with respect to calendar years commencing after the calendar year in which the change in Payment Election notice is given. All Payment Elections must be made in compliance with Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations promulgated thereunder.

7.     Contents of Payment Election. A Payment Election shall be made on a form prescribed by the Plan Administrator. The Payment Election shall indicate the following: (i) the Eligible Director's Plan Fees; (ii) the amount or percentage of his or her Fixed Fees to be credited to the Current Stock Purchase Account, and (iii) the name or names of the Eligible Director's beneficiary or beneficiaries. Variable Fees may be credited to a Current Stock Purchase Account only.

8.     Credits to Account.

(a)     Fixed Fees. On the last day of each calendar quarter (the "Fixed Credit Date"), an Eligible Director shall receive a credit to his or her account under the Plan in an amount equal to that director's Fixed Fees earned during that quarter (the "Credited Fixed Amount").

(b)     Variable Fees. Following the final determination of the Annual Bonus Percentage, as defined in Section 1 above (the "Variable Credit Date"), an Eligible Director shall receive a credit to his or her account under the Plan in an amount equal to that determined under Section 1(b) above (the "Credited Variable Amount").

Transfers are not permitted between accounts.

Exhibit 10.2 - Page 2

9.     Current Stock Purchase Account. If an Eligible Director has in effect on a Fixed Credit Date, a Payment Election specifying the Current Stock Purchase Account, on that Fixed Credit Date and/or Variable Credit Date, as the case may be, the Credited Fixed Amount and/or Credited Variable Amount will be credited to a Current Stock Purchase Account for the benefit of the Eligible Director and will be used, together with any other cash credited to the account, to acquire directly from FNBH, at a price per share equal to Fair Market Value on the Fixed Credit Date and/or Variable Credit Date, as the case may be, as many whole shares of FNBH Common Stock as possible using the funds credited to the Current Stock Purchase Account of that Eligible Director. Any Credited Amount remaining in an Eligible Director's account will be carried forward for investment under the terms of the Plan at the next Fixed Credit Date and/or Credited Variable Amount, as the case may be, unless an Eligible Director shall have terminated his or her participation in the Plan in which case such cash balance will be distributed to the terminated Eligible Director.

     10.     Distribution of Deferred Account Balances. No amount credited to an Eligible Director's Deferred Cash Investment Account or an Eligible Director's Deferred Stock Account shall be distributed prior to the termination of his or her service as an Eligible Director.

(a)     Deferred Stock Account. Effective for Payment Elections made prior to January 1, 2009, Eligible Directors had the right to defer the payment of either Fixed Fees or Variable Fees to a Deferred Stock Account. Effective January 1, 2009, no Payment Election may designate the deferral of either Fixed Fees or Variable Fees to a Deferred Stock Account. Any amounts previously credited to a Deferred Stock Account shall be paid from that account in accordance with the Director's last filed Payment Election. Payments from a Deferred Stock Account may be paid in a lump sum or in five (5) or ten (10) annual installments. Amounts previously credited to a Deferred Stock Account shall be converted into "FNBH Stock Units," which shall be equal in number to the number of shares (rounded to the nearest hundredth of a share) determined by dividing the credited Fixed Amount and/or the credited Variable Amount by the Fair Market Value of a share of FNBH common stock on the Fixed Credit Date and/or Variable Credit Date, as the case may be. Dividends paid on FNBH stock shall be credited to a Director's Deferred Stock Account. The amount of the dividend credit shall be in the form of FNBH Stock Units in an amount determined by multiplying the dividend amount per share by the number of FNBH Stock Units credited to the Eligible Director's Deferred Stock Account as of the record date for the dividend. Upon payment, FNBH Stock Units credited to a Director's Deferred Stock Account shall be payable in whole shares of FNBH common stock, together with cash in lieu of a fractional share, commencing on January 15 of the year which occurs immediately after the end of the fiscal year in which the Director terminates service as an Eligible Director. Amounts distributed in cash, in lieu of fractional shares, shall be determined based upon the Fair Market Value of FNBH common stock on the day immediately preceding the date of payment.

(b)     Termination Other Than Retirement. If an Eligible Director's service as an Eligible Director terminates because of his or her death or for any other reason, other than retirement, the director's account balance shall be distributed in accordance with his or her Payment Election, commencing on January 15 following the year of termination of service as a director.

Exhibit 10.2 - Page 3

(c)     Distributions to Beneficiaries. Each Eligible Director shall have the right to designate a beneficiary or beneficiaries to succeed to the right to receive distributions of the Eligible Director's account maintained under this Plan in the event of an Eligible Director's death. If an Eligible Director fails to designate a beneficiary, or if the designated beneficiary dies without a contingent beneficiary being designated, distribution of the director's account shall be made to the director's estate. No designation of a beneficiary shall be valid unless in writing signed by the director, dated and filed with the Plan Administrator. Designated beneficiaries may be changed from time to time without consent of any prior beneficiaries upon filing the beneficiary portion of the Payment Election form with the Plan Administrator.

11.     Nonassignability. No right to receive payments under this Plan nor any shares of FNBH Common Stock credited to a director's Current Stock Purchase or Deferred Stock Account shall be assignable or transferable by a director other than by will or the laws of descent and distribution. The designation of a beneficiary by a director under this Plan does not constitute a transfer.

12.     Unfunded Plan. It is intended that this Plan constitute an "unfunded plan" with respect to the Deferred Stock Accounts of the Eligible Directors. FNBH may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan as long as FNBH determines that the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. Any liability of FNBH to any person with respect to any of the accounts established under the Plan shall be based solely upon contractual obligations that may be created pursuant to the Plan. No such obligation of FNBH shall be deemed to be secured by any pledge of, or other encumbrance on, any property of FNBH. Benefits payable under this Plan shall be an unsecured obligation of FNBH, and to the extent that any person acquires a right to receive payments or distributions from FNBH under the Plan, such right will be no greater than of any unsecured general creditor of FNBH.

13.     Trust For Deferred Stock Account. If FNBH so chooses, it may, as to credits to the Deferred Stock Accounts, make contributions in cash or in shares of FNBH Common Stock to a trust. Any cash contributions shall be used by the trustee to purchase shares of FNBH Common Stock within ten (10) business days after the deposit of the funds. The purchase of shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from FNBH. All shares held by the trust shall be held in the name of the trustee. All FNBH Common Stock or cash held in a trust shall be held on a commingled basis and shall be subject to the claims of general creditors of FNBH. All FNBH Common Stock held in any such trust shall be voted by the trustee in its discretion.

14.     Fair Market Value Defined. The term "Fair Market Value" as used in this Plan shall mean as long as the Common Stock is not actively traded in any recognized market, the average price per share at which shares of Common Stock were bought and sold during the three (3) preceding months, in transactions known to management of FNBH involving 100 or more shares between purchasers and sellers; provided that if the total number of shares purchased or sold during the Market Period is less than 100 shares, the Market Period shall be the preceding six month period. If the shares of Common Stock are actively traded in any recognized market, the “Fair Market Value” as used in the Plan shall mean the average of the last reported sales price of Common Stock as of the close of business for each of the last twenty (20) trading days ending the day immediately preceding the day as of which “Fair Market Value” is to be determined.

Exhibit 10.2 - Page 4

15.     Retirement Defined. As used in this Plan, the terms "retirement" and "retire" shall mean voluntary or involuntary resignation, termination of service based upon attainment of a mandatory retirement age or termination of service as a result of not being reelected.

16.     Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or provision of law shall be construed to refer to any amendment to or successor of such provision of law. The Plan shall be construed and interpreted in accordance with Michigan law. The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

17.     Withholding. No later than the date as of which an amount first becomes includable in the gross income of a director for federal income tax purposes with respect to any participation under the Plan, the director shall pay to FNBH, or make arrangements satisfactory to FNBH regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

18.     Regulatory Restrictions. All certificates for shares of FNBH Common Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as FNBH may deem advisable under the rules, regulations and other requirements of FNBH, any stock exchange or stock market upon which the FNBH Common Stock is then listed or traded and any applicable Federal, state or foreign securities law, and FNBH may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

19.     Amendment and Termination. The FNBH Board of Directors may at any time terminate, suspend or amend this Plan. However, no such action shall be taken with respect to Plan Fees credited to the account of an Eligible Director under this Plan prior to the time of the action unless the FNBH Board of Directors determines that the action would not be materially adverse to the directors in the Plan. In addition, no amendment may become effective until shareholder approval is obtained if the amendment (i) except as expressly provided in the Plan, increases the aggregate number of shares of FNBH Common Stock that are subject to the Plan, (ii) materially increases the benefits accruing to directors under the Plan, (iii) modifies the eligibility requirements for participation in the Plan, or (iv) requires approval by FNBH's shareholders under Section 16 of the Exchange Act or the rules or regulations promulgated thereunder.

Exhibit 10.2 - Page 5